Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-179517-12610583), Forms S-3 (File No. 333-139417 and 333-160568) and Form S-8 (Nos. 333-168138, 333-164560, 333-143373 and 333-141576) of ULURU Inc. of our report dated March 30, 2012 relating to the consolidated financial statements for the two years ended December 31, 2011 which appear in the Annual Report on Form 10-K of ULURU Inc. filed with the Securities and Exchange Commission on March 30, 2012.

Our report dated March 30, 2012 contains an explanatory paragraph that states that ULURU Inc. has suffered recurring losses from operations, negative cash flows from operating activities, and is dependent upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt, all of which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Lane Gorman Trubitt, PLLC
Lane Gorman Trubitt, PLLC Dallas, Texas March 30, 2012